Exhibit 99.02

SWK Holdings Corporation

5314 N. River Run Drive, Suite 350

Provo, UT 84604

January 4, 2010

Mr. Paul V. Burgon

[address]

Dear Paul,

I am pleased to offer you the position of Interim Chief Financial Officer of SWK Holdings Corporation (the “Company”), reporting directly to the Chief Executive Officer.

This letter outlines the proposed terms of employment with the Company. Your expected start date is expected to be January 4, 2010.

Your annual base salary will be $175,000 paid semi-monthly in accordance with standard company practice.

Your employment at the Company is subject to your signing the standard Company Employee Confidentiality and Arbitration Agreement. Your employment will not be governed by a written or oral contract. You will be an “at-will” employee, and your employment can be terminated by the Company or by yourself at any time for any reason. This “at-will” status cannot be modified except by a written agreement approved by the Board of Directors. The Company will provide to you the health, holiday and other benefits available to its full-time employees.

To indicate your acceptance of this offer of employment, please sign below and return to me.

Paul, all of us welcome you in this new role and look forward to future success for the Company and its stakeholders and shareholders. Meanwhile, if you have any questions, please do not hesitate to call me.

Sincerely,

/s/ William T. Clifford

William T. Clifford

Chairman of the Compensation Committee

Signature:	/s/ Paul V. Burgon

Name:	Paul V. Burgon

Date:	January 5, 2010